Exhibit 99.1

Fred's Reports First Quarter 2015 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--May 28, 2015--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the first quarter ended May 2, 2015.

For the first quarter ended May 2, 2015, Fred's net income and earnings per diluted share were essentially flat. For the year-earlier quarter ended May 3, 2014, net income totaled $6.1 million or $0.17 per diluted share.

Fred's total sales for the first quarter of fiscal 2015 increased to $509.0 million from $498.3 million for the first quarter last year. Fred's sales for the prior-year quarter included sales of $21.8 million from stores closed mainly in late 2014 pursuant to the Company's reconfiguration plan. Excluding sales from closed locations in the prior year quarter, total sales increased 7% for the first quarter of fiscal 2015. Comparable store sales for the quarter increased 0.8% compared with a decrease of 1.9% in the first quarter last year.

Commenting on the results, Jerry A. Shore, Chief Executive Officer, said, "Our earnings for the first quarter of fiscal 2015 were at the low end of the guidance we expressed in our year-end conference call in March, and we continued to see further strengthening in Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), which for the first quarter was at the high end of guidance. We believe this trend in EBITDA demonstrates the meaningful change now underway at our company as we continue to focus on an updated, convenient, and pharmacy-centric Fred's. The progress we made in the first quarter toward our strategic objectives, as outlined in last conference call, was concrete and substantial, and while many of these efforts will commence over the next few quarters, momentum is building as our strategies and initiatives are gaining traction.

"The pharmacy department is a vital element in our long-term strategy and business focus, and we were pleased to complete the acquisition of Reeves-Sain and EntrustRx on April 10th, with the first quarter results reflecting its sales and operating profit from that date," Shore continued. "This acquisition contributed to our top line growth in the pharmacy department for the first quarter, but we and the industry continue to experience slow reimbursements, reimbursement rate reductions associated with preferred Medicare Part D networks, and inflation in generic drugs. Elsewhere in our stores, we have seen ongoing process improvements in our general merchandise departments, marketing, supply chain functionality, and store operations, and, importantly, cross functional teamwork continues to build throughout our organization. The changes that are occurring across the Company are shaping an improved business model for the future, and we remain confident about the direction in which they will take us."

Fred's gross profit for the first quarter of 2015 decreased 3.8% to $137.1 million from $142.5 million in the prior-year period. Gross margin for the quarter decreased 170 basis points to 26.9% from 28.6% in the same quarter last year. The deleveraging in the quarter reflected ongoing pressure on pharmacy department margins driven by lagging reimbursements, the cost of participating in Medicare Part D preferred networks and continued inflation on generic drugs. With the recent addition of two specialty pharmacy locations, the Company now expects to experience lower gross margins going forward, but higher gross profits resulting from the product mix offered at these locations.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged 30 basis points to 26.9% of sales from 26.6% of sales in the prior-year quarter. The relative increase in expenses for the first quarter reflected primarily an increase in salary and benefit costs associated with recent talent upgrades. Occupancy-related costs declined due to store closures in 2014, which offset increases in insurance expense, depreciation and amortization and professional fees.

For the first quarter of 2015, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, was flat. In the year-earlier quarter, EBIT totaled $10.0 million or 2.0% of sales.

For the first quarter of 2015, earnings before interest, taxes, depreciation and amortization, or EBITDA, also a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, decreased to $11.0 million or 2.1% of sales compared with EBITDA of $19.9 million or 4.0% of sales in the year-earlier quarter.

During the first quarter, Fred's opened three Xpress pharmacy locations and closed one full-service store. Fred's also acquired two specialty pharmacy locations.

The Company provides the following guidance for the second quarter of 2015:

  Total sales for the second quarter of 2015 are expected to increase in the range of 16% to 19%.
  Comparable store sales for the second quarter are expected to increase in the range of 1% to 3% compared with a decrease of 0.1% in the second quarter last year.
  Earnings per diluted share for the second quarter are forecasted to be in the range $0.02 to $0.07 compared with operational earnings per share of ($0.19) last year.

Currently, Fred's, Inc. operates 662 discount general merchandise stores and three specialty pharmacy-only locations in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's first quarter 2015 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until June 28, 2015.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended May 2, 2015	13 Weeks Ended May 3, 2014	Percent Change
Net sales	$509,047	$498,264	2.2%
Operating income	$75	$10,029	(99.3%)
Net income	$(29)	$6,118	(100.5%)
Net income per share, basic and diluted	$0.00	$0.17	(100.6%)
Average shares outstanding:
Basic	36,497	36,606
Diluted	36,497	36,834

FRED'S, INC. Unaudited Fiscal 2015 First Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended May 2, 2015	% of Total	13 Weeks Ended May 3, 2014	% of Total
Net sales	$509,047	100.0%	$498,264	100.0%
Cost of goods sold	371,956	73.1%	355,790	71.4%
Gross profit	137,091	26.9%	142,474	28.6%
Depreciation & amortization	10,882	2.1%	9,839	2.0%
Selling, general and administrative expenses	126,134	24.8%	122,606	24.6%
Operating income	75	0.0%	10,029	2.0%
Interest expense, net	262	0.0%	135	0.0%
Income before income taxes	(187)	0.0%	9,894	2.0%
Provision for income taxes	(158)	0.0%	3,776	0.8%
Net income	$(29)	0.0%	$6,118	1.2%
Net income per share, basic and diluted	$0.00		$0.17
Weighted average shares outstanding:
Basic	36,497		36,606
Diluted	36,497		36,834

FRED'S, INC. Unaudited Balance Sheet (in thousands)
	May 2, 2015	May 3, 2014
ASSETS:
Cash and cash equivalents	$7,119	$8,189
Inventories	328,413	382,882
Receivables	62,361	38,835
Other non-trade receivables	45,388	32,304
Prepaid expenses and other current assets	11,814	13,833
Total current assets	455,095	476,043
Property and equipment, net	142,462	151,071
Goodwill	45,575	87
Other intangible assets, net	96,521	60,368
Other non-current assets	5,432	5,243
Total assets	$745,085	$692,812

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$133,924	$141,746
Current portion of indebtedness	643	2,062
Accrued expenses and other	76,884	48,464
Deferred income taxes	13,386	24,768
Total current liabilities	224,837	217,040

Long-term portion of indebtedness	80,355	2,231
Other non-current liabilities	24,107	16,911
Total liabilities	329,299	236,182
Shareholders' equity	415,786	456,630
Total liabilities and shareholders' equity	$745,085	$692,812

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Chief Executive Officer